October 24, 2018

AmericaFirst Quantitative Funds

300 Harding Blvd., Suite 215

Roseville, CA  95678

Re: AmericaFirst Quantitative Funds File Nos. 333-179594 and 811-22669

Trustees:

A legal opinion (the "Legal Opinion") that we prepared was filed with Post-Effective Amendment No. 19 to the AmericaFirst Quantitative Funds Registration Statement (the "Registration Statement"). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 23 to the Registration Statement (the "Amendment").  We also consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP